Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Polo Ralph Lauren Corporation for the registration of 10,350,000 shares of its Class A common stock of our report dated June 2, 2010, with respect to the consolidated financial statements of Polo Ralph Lauren Corporation and the effectiveness of internal control over financial reporting of Polo Ralph Lauren Corporation included in its Annual Report (Form 10-K) for the year ended April 3, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

June 14, 2010